UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2008

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

903 Calle Amanecer, Suite 100 San Clemente, California	92673
(Address of Principal Executive Office)	(Zip Code)

(949) 369-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On June 19, 2008, Sunstone Hotel Investors, Inc. (the “Company”) appointed Arthur L. Buser, 47, President, effective July 21, 2008. Upon the completion of a transition period to conclude no earlier than January 1, 2009 and no later than July 1, 2009, Mr. Buser will be appointed Chief Executive Officer. During the transition period, the Company’s interim Chief Executive Officer, Robert A. Alter, will remain as Chief Executive Officer and Executive Chairman of the board of directors of the Company. Upon Mr. Buser’s appointment to Chief Executive Officer, Mr. Alter will remain as Executive Chairman. The Company’s board of directors will appoint Mr. Buser to fill the current vacancy on the board effective July 21, 2008 and, subject to any required vote of the stockholders, Mr. Buser will continue to serve as a member of the board during the term of his employment.

Mr. Buser has served in a variety of roles at Jones Lang LaSalle Hotels Americas (“JLLH Americas”) for the past 11 years, where he was most recently the Head of Global Hotel Capital Markets and in such capacity was responsible for oversight of hotel equity and debt transactions. Mr. Buser also served as a member of JLLH Americas’ board of directors and previously served as President of Hotel Capital Markets.

There are no arrangements or understanding between Mr. Buser or any other person(s) pursuant to which he was selected as an officer, and the Company has not entered into, nor has any currently proposed plans to enter into, any transactions in which Mr. Buser has or will have a direct or indirect material interest. In addition, there are no family relationships between Mr. Buser and any other director or executive officer of the Company.

The Company has entered into an employment agreement with Mr. Buser, which provides that Mr. Buser will serve as President of the Company and Sunstone Hotel Partnership, LLC, the Company’s operating partnership (the “Operating Partnership”). The employment agreement provides that the board of directors of the Company will appoint Mr. Buser Chief Executive Officer of the Company and the Operating Partnership no sooner than January 1, 2009 and no later than July 1, 2009. The agreement has an initial term of five years, commencing on July 21, 2008, and will be automatically extended for additional one-year periods, unless terminated by either party upon ninety days’ notice prior to the renewal date.

The agreement provides for an initial annual base salary of $425,000, which will be increased to $650,000 per annum upon Mr. Buser’s appointment to Chief Executive Officer. Mr. Buser’s salary may be increased from time to time in the Company’s sole discretion, and Mr. Buser will be entitled to an annual increase equal to the greater of 4% and any cost-of-living increase granted to senior executives of the Company generally for the same period.

Prior to his appointment to Chief Executive Officer, Mr. Buser will be entitled to an annual cash performance bonus with a threshold level equal to 75% of his salary, a target level equal to 100% of his salary, a high level equal to 125% of his salary and a superior level equal to 150% of his salary, with a guaranteed minimum of 75% of his salary for 2008, pro rated for the number of days in 2008 Mr. Buser is employed by the Company (and subject to meeting specified Company and individual goals). Upon Mr. Buser’s appointment to Chief Executive Officer, these percentages will be 75%, 150%, 175% and 200%, respectively, with no minimum guarantee.

The agreement provides that, on the effective date of the agreement, Mr. Buser will receive a restricted stock grant valued at $2,900,000 (with the stock valued based on the average closing price of the Company’s common stock on the New York Stock Exchange for the twenty trading days ending three days prior to the date of board action). Upon Mr. Buser’s appointment to Chief Executive Officer, he will be awarded an additional restricted stock grant valued at $2,100,000 (with the stock valued based on the average closing price of the Company’s common stock on the New York Stock Exchange for the twenty trading days immediately preceding the date of appointment). Each restricted stock grant will vest in installments over five years in the amounts of 10%, 15%, 20%, 25% and 30% on the first, second, third, fourth and fifth anniversaries of the effective date of his employment agreement and the date he is appointed Chief Executive Officer, respectively. Beginning for the fiscal year ended December 31, 2009, prior to his appointment to Chief Executive Officer, Mr. Buser will be eligible to earn annual equity awards with a threshold level equal to 100% of his salary, a target level equal to 150% of his salary, a high level equal to 200% of his salary and a superior level equal to 250% of his salary. Upon Mr. Buser’s appointment to Chief Executive Officer, these percentages will be 150%, 200%, 250% and 300%, respectively.

Mr. Buser will be eligible to participate in welfare benefit plans maintained by the Company for its senior executives. Mr. Buser will also be eligible to participate in all incentive plans and savings/retirement plans generally available to senior executives of the Company. Mr. Buser will also receive (1) a reimbursement in the amount of his reasonable, actual out-of-pocket, documented expenses associated with his relocation, (2) a reimbursement of up to $10,000 in attorney fees for the negotiation of the employment agreement and (3) if the reimbursement described in (1) is taxable to Mr. Buser, a cash payment so that Mr. Buser will be in the same position as he would have been had no taxes been imposed. The aggregate amount of reimbursements described in (1) cannot exceed $100,000, exclusive of the gross-up described in (3), and the Company will only be required to make such payments to the extent incurred within 18 months following the effective date of the employment agreement. If Mr. Buser elects to remain on COBRA under JLLH Americas’ welfare plans, the Company will reimburse Mr. Buser for COBRA payments incurred from July 21, 2008 through December 31, 2008 in an aggregate amount not to exceed $25,000.

If the Company terminates Mr. Buser without cause or he terminates his employment for good reason, Mr. Buser will receive, in two lump sum payments, all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) unpaid bonus owed for any completed fiscal year before the date of termination; (3) a severance payment equal to two (prior to his appointment to Chief Executive Officer) or three (following his appointment to Chief Executive Officer) times the sum of Mr. Buser’s salary plus a bonus severance amount (which will be the lesser of the then mid-point target annual cash performance bonus and the actual bonus earned by Mr. Buser in the prior year; provided, however, that if the termination occurs in the calendar year 2008, the bonus will be the 2008 annual bonus determined in accordance with the bonus calculation for 2008, and if the termination occurs in the calendar year 2009, the bonus will be the mid-point target annual bonus for 2009 (100% if termination occurs prior to his appointment as Chief Executive Officer or 150% if termination occurs following his appointment as Chief Executive Officer)); and (4) eighteen months of continued health insurance coverage for Mr. Buser and his dependents. If the Company terminates Mr. Buser without cause or he terminates his employment for good reason, Mr. Buser’s outstanding and then unvested equity awards will continue to vest in accordance with their then applicable vesting schedules.

If a change in control of the Company occurs and the Company terminates Mr. Buser without cause or Mr. Buser terminates his employment for good reason (in each case within twelve months after or within three months prior to the change in control), then all of Mr. Buser’s outstanding and then unvested equity awards will become fully vested and exercisable and he will be entitled to the same amounts as specified above in (1), (2) and (4), plus a severance amount equal to three times the sum of (i) Mr. Buser’s base salary in effect on the date of termination or immediately prior to the change in control, whichever is greater, and (ii) the actual annual cash performance bonus earned by Mr. Buser in the prior year. In the event that any payment or distribution to be made to Mr. Buser pursuant to the agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company will make a gross-up payment to Mr. Buser in an amount which covers the excise tax due plus the excise and income taxes payable on the gross-up payment. No such payment will be required if the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of the payment that constitutes a “parachute payment” (as defined in Section 280G(b)(2) of the Code) (the “Parachute Value”) does not exceed 110% of 2.99 times Mr. Buser’s “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Safe Harbor Amount”) and the amounts payable under the agreement will be reduced so that the Parachute Value of all payments, in the aggregate, equals the Safe Harbor Amount. If Mr. Buser is a “specified employee” (as defined in Section 409A of the Code), any amount to which Mr. Buser would be entitled during the first six months following a separation of service that constitutes “nonqualified deferred compensation” (as described in Section 409A of the Code) and that is therefore not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), will be accumulated and paid six months following the date of such separation from service.

In conjunction with his employment agreement, Mr. Buser also entered into a non-disclosure agreement and a non-competition agreement with the Company that restricts him from directly or indirectly engaging in any business that is directly competitive with the Company’s business and/or having ownership interests in any business that is, directly or indirectly, competitive with the Company’s business, with an exception for direct or indirect ownership of up to three percent of the outstanding equity interests of any public company. The non-competition provisions apply during Mr. Buser’s employment and for one year after his termination if Mr. Buser is terminated by the Company or Mr. Buser terminates his employment for any reason that results (either automatically or at the Company’s election) in continued or accelerated vesting of all equity awards granted to Mr. Buser that were outstanding and unvested at the time of termination. The non-competition agreement also prevents Mr. Buser from soliciting the Company’s employees for one year following any termination of his employment.

In conjunction with his employment agreement, Mr. Buser also entered into an indemnification agreement with the Company providing that the Company will indemnify and advance expenses to Mr. Buser in the case of certain claims made against him by virtue of his position with the Company.

Because Mr. Alter will continue to serve as Chief Executive Officer during the transition period, Mr. Alter and the Company have entered into an amendment to his employment agreement. Mr. Alter’s employment agreement is amended to continue his appointment as interim Chief Executive Officer until such time as the Company appoints a permanent Chief Executive Officer and provides that the appointment of a permanent Chief Executive Officer will not constitute good reason for Mr. Alter to terminate his employment agreement. Mr. Alter’s annual base salary is also increased from $275,000 to $475,000 until the appointment of a permanent Chief Executive Officer. In addition, for fiscal years in which Mr. Alter serves as the Company’s interim Chief Executive Officer, Mr. Alter will be entitled to an annual cash performance bonus with a threshold level equal to 100% of his earned salary, a target level equal to 125% of his earned salary, a high level equal to 150% of his earned salary and a superior level equal to 200% of his earned salary, as well as annual equity awards with a threshold level equal to 150% of his earned salary, a target level equal to 200% of his earned salary, a high level equal to 250% of his earned salary and a superior level equal to 300% of his earned salary. Additionally, in the event that Mr. Alter is terminated within twelve months following a change in control of the Company while he is serving as interim Chief Executive Officer, Mr. Alter will be entitled to a severance payment in the amount of three times the sum of his base salary and bonus severance amount in effect on the date of termination.

A copy of the Company’s press release announcing the appointment of Mr. Buser to the position of President is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
99.1	Press Release dated June 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: June 20, 2008	By:	/s/ Kenneth E. Cruse
Kenneth E. Cruse Senior Vice President and Chief Financial Officer